Contact:  Jillian Bartley at LANB, 505-954-5425, jillianb@lanb.com
Date:  May 11, 2018
FOR IMMEDIATE RELEASE: TCC Announces First Quarter 2018 Earnings
Los Alamos, NM, May 11, 2018 -- Trinity Capital Corporation (OTCQX: TRIN) ("TCC" or "the Company"), the parent company of Los Alamos-based Los Alamos National Bank ("LANB" or the "Bank"), today reported unaudited results for the first quarter of 2018.  The Company reported net income available to common shareholders for the three months ended March 31, 2018 of $1.7 million, or $0.09 per basic and diluted common share, compared to net loss available to common shareholders of $1.3 million, or ($0.10) per basic and diluted share, for the three months ended March 31, 2017.
"I am pleased to report that our first quarter has been on plan and profitable. It is a first step in our proof of concept for all of the things we accomplished in 2017. We have more work to do but the results for our first quarter are very encouraging." said John Gulas, President and CEO.
Balance Sheet - Total assets declined $4.5 million from December 31, 2017.  This decrease was primarily due to a decrease of $15.9 million in cash and cash equivalents, partially offset by an increase of $7.8 million in net loans and an increase of $2.1 million in investment securities.  Total deposits increased $16.7 million from December 31, 2017 while subordinated debt decreased $10.2 million due to the early redemption of the Junior Subordinated Deferrable Interest Debentures due 2030 issued by Trinity Capital Trust I which carried an interest rate of 10.875% and were scheduled to mature on March 8, 2030.  For more information on the early redemption of these debentures, see the Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on March 13, 2018.
Net Interest Income - Net interest income before provision for loan losses was $9.6 million for the three months ended March 31, 2018 compared to $10.2 million for the three months ended March 31, 2017, a decrease of $611 thousand.  Loan interest income decreased $1.2 million while investment securities interest income increased $702 thousand and interest expense on deposits decreased $47 thousand.
Provision for Loan Losses - There was a $220 thousand provision for loan losses for the three months ended March 31, 2018, compared to a provision for loan losses of $30 thousand for the three months ended March 31, 2017, primarily due to the increase in loan balances.
Non-Interest Income and Non-Interest Expense - Non-interest income was $2.0 million for the three months ended March 31, 2018 compared to $2.7 million for the three months ended March 31, 2017, a decrease of $675 thousand due to decreases in mortgage loan servicing fees that resulted from the sale of the mortgage servicing rights asset and related servicing portfolio in December 2017 and due to decreases in gains on sale of other real estate owned.  These were partially offset by increases in trust and investment fees and increases in bank owned life insurance income.  Non-interest expense was $9.5 million for the three months ended March 31, 2018 compared to $13.6 million for the three months ended March 31, 2017, a decrease of $4.1 million and declines were realized in all categories except occupancy.  This reflects the expense reduction initiatives Company management implemented in 2017.
Capital - The Company exceeded its regulatory capital requirements at March 31, 2018 with Tier 1 leverage ratio, common equity Tier 1 risk-based capital ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio of 10.4275%, 12.5813%, 15.6256%, and 16.8772%, respectively.  The Bank's capital ratios fall into the category of "well-capitalized" at March 31, 1018 with Tier 1 leverage ratio, common equity Tier 1 risk-based capital ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio of 9.9331%, 14.8903%, 14.8903%, and 16.1420%, respectively.
About Trinity Capital Corporation and Los Alamos National Bank

Trinity Capital Corporation is the parent company of LANB.  LANB is one of the largest locally-owned banks in New Mexico with current assets of more than $1.2 billion. Through the responsive work of over 200 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations.  LANB has been voted one of the Best Banks in Santa Fe by the readers of the Santa Fe Reporter for the past twelve years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is headquartered in Los Alamos, New Mexico. For more information visit LANB.com or call 505-662-5171.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of TCC's goals and expectations, and (ii) statements preceded by, followed by, or that include the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," "projects," "outlook" or similar expressions. These statements are based upon the current belief and expectations of TCC's management team and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond TCC's control). Although TCC believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, TCC can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by TCC or any person that the future events, plans, or expectations contemplated by TCC will be achieved. Additional factors that could cause other TCC results to differ materially from those described in the forward-looking statements can be found in TCC's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's website (http://www.sec.gov). However, you should be aware that these factors are not an exhaustive list and you should not assume these are the only factors that may cause our actual results to differ from our expectations.  All subsequent written and oral forward-looking statements attributable to TCC or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. TCC does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.